Exhibit 99.2

FOR:	Jarden Corporation

CONTACT:	Trisha Mount
Senior Vice President
914-967-9400

Investor Relations: Allison Malkin
Press: Alecia Pulman
ICR, Inc.
203-682-8200

FOR IMMEDIATE RELEASE

Jarden Corporation Announces Pricing of $450 Million Private Offering of

Senior Subordinated Convertible Notes

Rye, N.Y. – September 13, 2012 — Jarden Corporation (NYSE: JAH) (the “Company”) announced today the pricing of $450 million in aggregate principal amount of Senior Subordinated Convertible Notes (the “Convertible Notes”) due 2018 in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company has also granted the initial purchasers an option to purchase up to an additional $50 million aggregate principal amount of the Convertible Notes.

The Convertible Notes will pay interest semiannually at a rate of 1.875% per annum. Upon conversion, holders will receive, at the Company’s discretion, cash, shares of the Company’s common stock or a combination thereof. The conversion rate will be 14.1152 shares of the Company’s common stock (subject to customary adjustments) per $1,000 principal amount of the Convertible Notes, which is equivalent to a conversion price of approximately $70.85 per share, which represents a conversion premium of 34.0% to the closing sale price of $52.87 per share of the Company’s common stock on September 12, 2012.

The Company estimates that the net proceeds from the sale of the Convertible Notes will be approximately $437 million, after deducting estimated fees and expenses.

The Company intends to use approximately $100 million of the net proceeds from the sale of the Convertible Notes to repurchase shares of its common stock under its stock repurchase program at a price per share of $52.87 through negotiated transactions with investors in the Convertible Notes offering. The Company intends to use the remaining net proceeds for general corporate purposes.

The sale of the Convertible Notes and the repurchase of the shares of the Company’s common stock are expected to close on September 18, 2012.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Convertible Notes or the shares of common stock issuable upon conversion of the Convertible Notes, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The Convertible Notes and the common stock issuable upon conversion of the Convertible Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The offering is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Note: This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s proposed senior subordinated convertible notes offering, the expected terms thereof and the intended use of proceeds from such offering, the Company’s earnings per share and adjusted diluted earnings per share, expected or estimated revenue, segment earnings, cash flow from operations, and reorganization and other non-cash charges, the outlook for the Company’s markets and the demand for its products, consistent profitable growth, free cash flow, future revenues and gross, operating and EBITDA margin improvement requirement and expansion, organic net sales growth, bank leverage ratio, the success of new product introductions, growth in costs and expenses, the impact of commodities, currencies and transportation costs and the Company’s ability to manage its risk in these areas, repurchase of shares of common stock from time to time under the Company’s stock repurchase program, our ability to raise new debt, and the impact of acquisitions, divestitures, restructurings, and other unusual items, including the Company’s ability to integrate and obtain the anticipated results and synergies from its consummated acquisitions. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s periodic and other reports filed with the Securities and Exchange Commission.

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